SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. ___________)

                          Filed by the Registrant [X]

                           Check the appropriate box:
                [ ] Confidential, for Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))
                         [ ] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Possis Medical, Inc.
                (Name of Registrant as specified in its Charter)
               Payment of Filing Fee (check the appropriate box):
                              [X] No fee required
       [ ]Fee computed on table below per Exchange Act Rules 14a-11(c) or
                               Section 240.14a-12

     1. Title of each class of securities to which transaction applies:

     2. Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of tranaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4. Proposed maximum aggregate value of transaction:

     5. Total fee paid: [] Fee paid previously with preliminary materials.

     [] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing party:

     (4) Date filed:

                                (GRAPHIC OMITTED)

                          9055 Evergreen Boulevard NW
                       Minneapolis, Minnesota 55433-8003



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               December 15, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Possis Medical, Inc., a Minnesota corporation, will be held on Wednesday, December 15, 1999, at 4:00 p.m. at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota 55402, for the following purposes:

     1. To elect seven (7) directors.

     2. To approve adoption of the Corporation's 1999 Stock Compensation Plan.

     3. To ratify the selection of Deloitte & Touche LLP as independent certified public accountants for the Corporation.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All shareholders of record on the transfer books of the Corporation as of the close of business on Friday, October 22, 1999, will be entitled to vote at the meeting.

     Your attention is respectfully directed to the enclosed Proxy. Whether or not you intend to be present at the meeting, please complete, sign and return the Proxy in the enclosed envelope.

                                       By Order of the Board of Directors

                                       IRVING R. COLACCI
                                       Secretary



Dated: November 1, 1999

                               (GRAPHIC OMITTED)

PROXY STATEMENT

                     SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished to the Shareholders of Possis Medical, Inc. (the "Corporation" or the "Company"), in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on December 15, 1999, and any adjournments thereof. The enclosed Proxy is solicited by the Board of Directors of the Corporation.

     A person giving the enclosed Proxy has the power to revoke it at any time before the convening of the Annual Meeting. Revocation must be in writing, signed in exactly the same manner as the Proxy, and dated. Revocations of Proxy will be honored if received at the offices of the Corporation, addressed to the attention of Irving R. Colacci, Secretary, on or before December 14, 1999. In addition, on the day of the Meeting, prior to the convening thereof, revocations may be delivered to the Company representatives who will be seated at the door of the meeting hall.

     Proxies not revoked will be voted in accordance with the choice specified by Shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the slate of Directors proposed by the Board of Directors and listed herein. If a Shareholder abstains from voting as to any matter, then the shares held by such Shareholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall not be deemed to be represented at the Meeting for purposes of calculating the vote for approval of such matter, but will be deemed to be present for purposes of determining the presence of a quorum.

     The Corporation will bear the cost of the solicitation of Proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to, and obtaining Proxies from, beneficial owners of the Corporation's Common Shares. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone, letter or facsimile. Proxies may be solicited by officers or other employees of the Corporation, who will receive no special compensation for their services. The Corporation's management intends to send this Proxy Statement and the enclosed Proxy to Shareholders commencing on approximately November 3, 1999.

                                  VOTING RIGHTS

     At October 22, 1999, 15,003,404 shares of Common Stock, the only voting securities of the Corporation, were outstanding. Each share of Common Stock is entitled to one vote. Shareholders are not entitled to cumulate their votes in the election of Directors. Only holders of Common Stock of record at the close of business on October 22, 1999, will be entitled to notice of and to vote at this Annual Meeting of Shareholders.

                             COMMON STOCK OWNERSHIP

     The following table sets forth the beneficial holdings as of October 8, 1999, of each Director and Named Executive Officer (as defined under the heading "Executive Compensation") and all Directors and Executive Officers as a group. The Corporation is aware of no person who beneficially owns more than five percent of the Corporation's Common Shares.


   Name of Beneficial Owner or                      Voting and         Total %
        Identity of Group                        Investment Power    of Class

  Donald C. Wegmiller, Chairman                     63,342 (1)          *
  Dean Belbas, Director                             52,478 (2)          *
  Seymour J. Mansfield, Director                   165,045 (3)         1.0
  Whitney A. McFarlin, Director                      1,000              *
  William C. Mattison, Jr., Director               240,000 (4)         1.5
  Rodney A. Young, Director                            460              *
  Robert G. Dutcher, Director,                     218,942 (5)         1.4
    President & Chief Executive Officer
  Russel E. Carlson, Vice President of              88,218 (6)          *
    Finance and Chief Financial Officer
  Irving R. Colacci, Vice President,                87,137 (7)          *
    Legal Affairs & Human Resources,
    General Counsel and Secretary
  James G. Gustafson, Vice President of             87,036 (8)          *
    Regulatory/Clinical Affairs
  T. V. Rao, Vice President/General Manager         31,627 (9)          *
  Directors and Executive Officers
    as a Group (13 persons)                      1,181,558(10)         7.6


     (1) Includes 48,342 shares issuable upon exercise of currently exercisable options.

     (2) Includes 27,866 shares issuable upon exercise of currently exercisable options.

     (3) Includes 41,634 shares issuable upon exercise of currently exercisable options and 15,000 shares owned by children.

     (4)  Includes   80,000  shares  owned  directly  and  160,000  shares  held indirectly in Trust and by an IRA

     (5) Includes 169,750 shares issuable upon exercise of currently exercisable options.

     (6) Includes 74,625 shares issuable upon exercise of currently exercisable options.

     (7) Includes 78,450 shares issuable upon exercise of currently exercisable options.

     (8) Includes 68,125 shares issuable upon exercise of currently exercisable options.

     (9) Includes 25,000 shares issuable upon exercise of currently exercisable options.

     (10)  Includes   636,942   shares   issuable  upon  exercise  of  currently
exercisable options.

*  Denotes ownership of less than 1% of shares outstanding

                              ELECTION OF DIRECTORS
                              (Proposal Number One)

     At the Annual Meeting, seven Directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

     Unless instructed not to vote for the election of Directors or not to vote for any specific nominee, the Proxy will vote FOR the election as Directors of the seven nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which events are not anticipated, the Proxy may vote for such other person as he, in his discretion, may determine.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE NOMINEES LISTED BELOW BE ELECTED.

     Information Concerning Nominees. The following information concerning the principal occupations of the nominees has been furnished by the nominees. Each of the nominees has held their principal occupation for more than the past five years, unless otherwise indicated.


                                                                                Director            Committee
Director Nominees                   Principal Occupation                Age      Since              Positions

Donald C. Wegmiller           President and CEO, HealthCare              61       1987         Executive, Audit,
                              Compensation Strategies (formerly                                and Compensation
                              Management Compensation Group/Health                             Committees
                              Care), Minneapolis, Minnesota, since
                              April 1993.  Director, Minnesota Power,
                              Medical Graphics Corporation, LecTec
                              Corporation, Select Care, and JLJ
                              Medical Devices International, LLC.

Dean Belbas                   Retired. Former Senior Vice President,     67       1984         Executive and
                              Director of Investor Relations, General                          Compensation
                              Mills, Inc., Minneapolis,                                        Committees
                              Minnesota, since January 1993.


Seymour J. Mansfield          Officer and Shareholder, Mansfield,        54       1987         Executive, Audit,
                              Tanick & Cohen, P.A., Attorneys,                                 and Compensation
                              Minneapolis, Minnesota.                                          Committees

Whitney A. McFarlin           Chairman of the Board of Directors        59       1998          Audit Committee
                              of Angeion Corporation.  From 1993
                              to July 1998, President, CEO and
                              Chairman of the Board of Angeion
                              Corporation.

William C. Mattison, Jr.      Principal of Gerard, Klauer               52       1999
                              Mattison & Co., Inc., since its
                              founding in 1989; served as
                              President or Vice Chairman of
                              Gerard Klauer from 1989 to 1998.

Rodney A. Young               Chairman, CEO and President               44       1999
                              of LecTec Corporation since 1996.
                              Formerly Vice President/General
                              Manager Specialized Distribution
                              Division of Baxter International.

Robert G. Dutcher             President and Chief Executive             54       1993          Executive
                              Officer of the Corporation since                                 Committee
                              October 1993; Executive Vice President
                              from December 1992 to October 1993;
                              President, Possis Holdings, Inc.,
                              since 1987.


     Meetings. During fiscal year 1999, the Board of Directors had three regular meetings, one special meeting, and two telephonic meetings. Actions were also taken by written consent. All director nominees attended at least 75% of all meetings of the Board and the Committees of which they are members.

     Committees. The Corporation has established three committees to address the Corporation's business: the Executive Committee met seven times during fiscal year 1999, four times by telephonic meeting, one of which was a joint meeting with the Compensation Committee, and three times in person, all of which were joint meetings with the Compensation Committee. The Executive Committee is responsible for exercising the authority of the Board during the intervals between meetings of the Board and for formulating and recommending general policies for Board consideration. The Audit Committee met once during fiscal year 1999 and is responsible for reviewing the scope and the results of the annual independent audit of the books and records of the Corporation and to review compliance with all corporate financial policies as approved by the Board. The Compensation Committee met five times during fiscal 1999, four times in person, three of which were joint meetings with the Executive Committee, and once telephonically in a joint meeting with the Executive Committee, and is responsible for defining and administering the Corporation's executive compensation policy.

     Director Fees. With the exception of the Chairman of the Board, each outside Director received a $2,000 annual retainer during 1999. Mr. Wegmiller received an $8,000 annual retainer as Chairman. Each outside Director also received $500 for each Board meeting attended and $200 for each teleconference Board meeting attended. Outside Directors sitting on the Executive Committee received an additional $4,000 annual retainer. All committee chairmen received an additional $3,000 annual retainer. The chairmen of the Compensation and Audit Committees each also received $500 per meeting; the members received $250 per meeting. Total fees of $54,750 were earned by outside Directors during fiscal 1999.

     Pursuant to the Corporation's 1992 Stock Compensation Plan, each outside Director may elect to receive Director fees in the form of discounted stock options. Each Director must make an election on or before June 1 of each year with regard to fees that would otherwise be payable for that calendar year. The exercise price of the options is 50% of the fair market value on the date of grant, which is January 2 of the year following the year for which the fees are earned. Each option becomes exercisable in full six months following the date of grant, is exercisable for 10 years following the date of grant, and is subject to the general restrictions on exercise and transferability applicable to stock options issued to employees. The number of shares subject to each option is calculated by dividing the fees owed to the particular Director by the dollar amount of the discount from fair market value in the exercise price. All eligible outside Directors elected to receive discounted stock options in lieu of cash payment of director fees for calendar year 1999.

     On January 4, 1999, all eligible outside Directors received discounted stock options in lieu of cash payments of fees for calendar year 1998. These options were granted pursuant to elections made in May 1998. A total of 11,477 options at an exercise price of $3.52 were granted to current directors.

     The Corporation's 1992 Stock Compensation Plan provides for the annual grant of options to purchase 3,000 Common Shares to outside Directors. The exercise price of these options must be at least 100% of the fair market value at date of grant. The date of grant is the first business day of each calendar year. The options vest ratably over a four-year period and expire ten years after the date of grant. During fiscal 1999, 12,000 options were granted to outside Directors under this Plan at an exercise price of $7.03.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid for services rendered to the Corporation and its subsidiaries during each of the three fiscal years ended July 31, 1999, 1998 and 1997, to the President and CEO of the Corporation and the Corporation's four other highest paid executive officers who received salary and bonus in excess of $100,000 during fiscal year 1999 ("Named Executive Officers"):


                                                                    Long-Term Compensation Awards
                                                                                     Securities
        Name and                             Annual Compensation     Restricted      Underlying        All Other
    Principal Position              Year     Salary      Bonus(1)    Stock Award ($)  Options/ (2)    Compensation(3)
                                              ($)         ($)                          SARs (#)            ($)

    Robert G. Dutcher               1999     167,250     88,000            --          90,000            6,398
       President and                1998     155,577     46,000       172,500(4)       30,000            4,672
       Chief Executive Officer      1997     145,746     46,300            --          24,000            3,078

    Russel E. Carlson               1999     102,904     36,200            --          30,000            3,687
      Vice President, Finance       1998      98,919     20,000        86,250(5)       20,000            3,495
      Chief Financial Officer       1997      91,890     19,700            --          14,300            3,440

    Irving R. Colacci               1999     104,904     36,900            --          30,000            3,747
      Vice President,               1998      98,788     20,000        86,250(5)       20,000            3,567
      Legal Affairs & Human         1997      93,890     20,100            --          14,300            3,511
      Resources,  General
      Counsel and  Secretary

    James D. Gustafson              1999     102,482     36,700            --          30,000            3,674
       Vice President,              1998      95,346     20,000        86,250(5)       20,000            3,621
       Quality Systems,             1997      89,890     19,700            --          14,600            3,369
        Regulatory/Clinical
    Affairs
                                    1999     140,462     47,300            --          45,000               --
    T.V. Rao                        1998      23,192      3,000        70,500(6)       45,000(7)            --
       Vice President,
        General Manager


     (1) Cash bonuses shown are awarded following end of fiscal year, based on fiscal year performance.

     (2) Stock options shown are awarded following end of fiscal year, based on fiscal year performance. Grants awarded for 1997 and 1998 vest over a four-year period. Grants awarded for 1999 vest in one year, subject to specified conditions relating to the appreciation in the value of the Company's stock: one-third vests when the stock reaches $15 per share; one-third vests when the stock reaches $20 per share; one-third vests when the stock reaches $25 per share. After seven years, 100% of the grant vests notwithstanding other vesting contingencies.

     (3) Includes only Company matching contributions to its 401(k) Plan.

     (4) Mr. Dutcher was granted 12,000 shares of restricted stock, of which 4,000 shares vested on September 24, 1998; 4,000 shares vested on September 24, 1999; and 4,000 shares vest on September 24, 2000. The dollar value shown represents the fair market value of the stock on the date of grant, September 24, 1997.

     (5) Mssrs. Carlson, Colacci, and Gustafson were each granted 6,000 shares of restricted stock of which 2,000 shares vested on September 24, 1998; 2,000 shares vested on September 24, 199; and 2,000 shares vest on September 24, 2000. The dollar value shown represents the fair market value of the stock on the date of grant, September 24, 1997.

     (6) Mr. Rao was granted 9,000 shares of restricted stock, of which 3,000 shares vested in September 24, 1998; 3,000 shares vested on September 24,1999; and 3,000 shares vest on September 24, 2000. The dollar value shown represents the fair market value of the stock on the date of grant, June 22, 1998.

     (7) Mr. Rao received 20,000 stock options on June 22, 1998, his hire date. In addition, Mr. Rao received 25,000 stock options based on fiscal year performance.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning stock option grants to Named Executive Officers during fiscal year 1999.


                          Individual Grants
                       Number of      Percent of
                       Securities       Total                                       Potential Realizable
                       Underlying    Options/SARs  Exercise or                      Value at Assumed Annual
                      Options/SARs    Granted to    Base Price                      Rates of Stock Price
      Name            Granted (#)    Employees in     ($/Sh)    Expiration Date(1)  Appreciation for Option
                                      Fiscal Year                                   Term(2)
                                         (%)
                                                                                       5%($)       10%($)

Robert G. Dutcher        30,000           6.5         5.813     September 14, 2008    109,673      277,933
Russel E. Carlson        20,000           4.3         5.813     September 14, 2008     73,115      185,288
Irving R. Colacci        20,000           4.3         5.813     September 14, 2008     73,115      185,288
James D. Gustafson       20,000           4.3         5.813     September 14, 2008     73,115      185,288
T. V. Rao                25,000           5.4         5.813     September 14, 2008     91,394      231,611


     (1) All option grants shown vest in five equal annual installments beginning on the September 14, 1998 grant date.

     (2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission (the "SEC") and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.



     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information concerning stock option exercises and the value of unexercised options at July 31, 1999, for the Named Executive Officers.

                                                              Number of Securities
                                                                   Underlying         Value of Unexercised
                                                              Unexercised Options     In-The-Money Options
                                                               at Fiscal Year-End    at Fiscal Year-End (1)
                                                                      (#)                     ($)
                           Shares Acquired   Value Realized       Exercisable/            Exercisable/
              Name        Upon Exercise (#)        ($)            Unexercisable           Unexercisable

       Robert G. Dutcher       14,000            86,250         145,250/60,750          426,497/119,988
       Russel E. Carlson          --               --            59,150/38,400            98,976/79,992
       Irving R. Colacci        4,126            25,673          63,125/38,175           163,748/79,992
       James D. Gustafson         --               --            52,575/38,625            94,061/79,992
       T. V. Rao                  --               --            25,000/20,000            24,998/99,990


     (1) The dollar values shown are calculated by determining the difference between the fair market value of the common stock underlying the options at fiscal year-end and the exercise price of the options. The closing price of the stock on July 30, 1999 was $10.81.


                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") consists of three independent, outside directors. The Committee is responsible for defining and administering the Company's executive compensation policy and meets as may be necessary to review executive compensation policies, the design of compensation programs and individual salaries and awards for executive officers.

Introduction

     The Corporation's compensation program is intended to attract and retain the highest quality personnel possible consistent with the Corporation's resources. The current overall compensation program reflects the continuing need to maintain competitive levels of compensation in the face of a tight job market, particularly for the highly skilled employees necessary for the Corporation's continuing growth.

     Compensation decisions for 1999 were guided by the belief that 1999 was a critical and successful year in the development of the Corporation and its progress toward meeting growth and profitability goals. The development of appropriate criteria to guide compensation decisions is increasingly influenced by two factors: the fact that the Company has entered a new stage in its development and is establishing a foundation for long-term profitability and by the need to continue to enhance the alignment of management's interests with those of the shareholders. While decisions on base salary and on the types of cash and equity-based compensation awarded continue to be guided by the general compensation philosophy previously adopted by the Committee, the scope and amounts of such awards reflect a movement toward establishing performance criteria that are more heavily weighted on financial and commercialization goals. While still important, relatively less emphasis was placed on research and product development milestones as compared with recent years. As the Corporation increases its market penetration through the sale and placement of AngioJet System drive units, continues its growth in the sales of AngioJet System disposable components, and increases gross margins, its performance will increasingly be evaluated on its ability to achieve and increase profitability. Corporate and individual performance measures will reflect a greater emphasis on achieving financial goals, sales and profitability targets, financing requirements and research, development and regulatory approvals necessary to support sustained growth.

     Awards for fiscal year 1999 performance reflect significant improvement in overall corporate performance as compared to 1998. Most important, this is reflected by the fact that the Corporation exceeded its goals as they related to market penetration and the placement of AngioJet System drive units, sales of disposable components, and improvement in gross margins. Despite increased sales and marketing expense associated with new product launch efforts and the building of its sales force, the Corporation met its overall financial goals. In addition, the Corporation achieved significant progress relating to research, development and regulatory milestones.

Program Elements

     Compensation of executive management and key managerial and technical personnel is based on three types of compensation: a) base salaries; b) annual cash incentives; and c) long term equity-based compensation.

     (a) Base Salaries

     Base salaries are determined and adjusted consistent with a policy of rewarding performance and maintaining competitive salary levels necessary to retain and attract quality personnel. During the transition to commercialization and in the absence of sizable revenues and profitable operations, the Corporation does not have the financial resources to match salaries offered by larger and profitable medical companies. By augmenting base salary with performance-based incentives and longer term equity-based compensation, and by increasing base salaries as necessary to attract and retain skilled personnel, the Corporation seeks to continue to attract and retain quality technical and management personnel despite limited financial resources. Annual increases in base salaries for existing officers are awarded based on merit and on each officer's scope of responsibility. Increases are also given, as appropriate, to reflect changes in job responsibility and authority, and to acknowledge and reward superior performance. Base salary increases granted January 1, 1999 ranged from 6% to 8%. In addition, review and adjustment of base salary levels for the executive management team was changed to a fiscal year review cycle to better evaluate performance as measured by the achievement of corporate objectives. Adjustments granted effective with the start of the fiscal year on August 1, 1999, ranged from 3.8% to 4.4%. An additional increase of 6.5% was granted to one executive officer to reflect enhanced responsibilities.

     (b) Annual Cash Incentives

     The Corporation provides executives with an opportunity to earn annual cash incentive awards pursuant to an Incentive Compensation Plan that incorporates objective guidelines and conditions incentive awards on corporate and individual performance. The Plan offers opportunities for awards competitive with similar companies based on corporate and individual performance objectives reflecting the Corporation's continuing commitment to alignment of management's interests with those of the shareholders and its transition to an organization actively commercializing its products and achieving profitability.

     Cash incentives were awarded under the Incentive Compensation Plan in August 1999 to 46 employees (excluding the CEO) to reflect fiscal year 1999 performance. Cash awards of $395,200 reflect both an improvement of the Corporation's performance against corporate objectives for 1999 and awards to high-level management personnel in the Sales and Marketing Departments not awarded in 1998. The Corporation added, and made substantial awards to, a new Director of Sales, a new Director of Marketing and a Vice President, General Manager hired in June 1998. Total awards reflect this addition of high-level personnel and improved overall performance. Cash awards of $163,000 were granted to 45 employees (excluding the CEO) one year ago to reward fiscal year 1998 performance.

     (c) Long-term Equity-based Compensation

     The major component of the Corporation's long-term equity-based compensation program consists of stock options awarded under the Corporation's 1992 Stock Compensation Plan. Stock options are intended by the Committee to maximize individual performance and dramatically strengthen the alignment of management interests with that of the shareholders. Stock options have historically been granted annually to officers and other key employees based on progress toward achievement of long-term strategic objectives, technical and regulatory milestones, and corporate financial performance goals. Exercisability has been conditioned on passage of time, with no specific performance categories. Stock options awarded in August 1999 for fiscal year 1999 were divided between those granted to officers and those granted to other key management and technical personnel. The options granted to officers will only have value if the market price of the stock rises substantially from the price of the stock on the date of grant, which was $8.625. One-third of these options become exercisable only if the stock price increases to $15 per share (a seventy-four percent (74%) increase); an additional one-third becomes exercisable only when the stock price increases to $20 per share (a one-hundred and thirty-two percent (132%) increase); and the final one-third becomes exercisable only when the stock price increases to $25 per share (a one-hundred and ninety percent (190%) increase). Notwithstanding the vesting contingencies described above, all options granted to these officers vest seven years from date of grant. The total number of shares granted to the officer group was intended and designed to be substantially equivalent in value to those granted in 1998, considered relative to the value of past grants of restricted stock and in light of grants made for the newly-created position of Vice President/General Manager. No new restricted stock awards were granted in 1999.

     Stock option grants to non-officer managers and key management personnel were substantially unchanged from 1998 and contain similar vesting provisions as past years. Twenty-five percent of each grant vests annually over four years. In total, options covering 285,000 shares to a total of 46 employees (excluding the CEO) were approved in August 1999.

     The Corporation established a restricted stock program in June 1993 as a vehicle to retain officers and other key personnel. During 1999, no restricted stock grants were made to existing participants in this program. A total of 2,500 shares of restricted stock were granted to three new senior managers. These grants were consistent in amount and on terms identical to previous grants. Future grants will depend on an assessment of how this type of equity compensation supports the overall compensation program.

Change in Control Plans

     The Corporation's Board of Directors has approved a Change in Control Termination Pay Plan that provides, at the discretion of the Board, salary and benefit continuation payments to executive officers and selected key management and technical personnel in the event they are terminated within twenty-four months of a change in control. In addition, executive officers and other key management personnel may, under the Plan, receive an additional bonus payment, as described below, upon a change in control notwithstanding their employment status following a change in control. The purpose of this Plan is to ensure that senior management approach the prospects of a change in control from an objective perspective, not unduly influenced by any potential personal impact on job status or prospects. The Plan provides for termination payments to executive officers and other key management and technical personnel ranging from six to thirty-six times monthly base salary. Additional bonus payments contingent on a change in control, notwithstanding subsequent employment status, will be calculated based on achievement of sales revenue goals and increase as these revenue levels increase. No bonus payments will be paid if the Corporation's performance does not create substantial growth in value. Awards in the aggregate are intended and designed to fall between one percent (1%) and a maximum of four percent (4%) of the value of the Corporation as measured on the date of a change in control.

CEO Compensation

     Robert G. Dutcher, as President and CEO of the Corporation, participates in the general compensation program of the Company, as described above, along with all other key employees. Mr. Dutcher's base salary is set at a level determined by the Committee to be competitive with other similarly-situated companies based on salary surveys and other comparative data, and reflects the scope of his responsibilities and individual performance as an officer of the Corporation. Effective January 1999, Mr. Dutcher's base salary was increased 8% to recognize favorable individual performance. An additional increase of 3.8% was effective August 1999 to bring base salary review into a fiscal year review cycle. Mr. Dutcher received a cash bonus equal to 29% of base salary and a grant of 30,000 stock options in September 1998 to reward fiscal year 1998 performance. Mr. Dutcher received a cash bonus of 50% of base salary and 90,000 stock options in August 1999 to reward fiscal year 1999 performance. All cash and equity awards reflect the Committee's judgment as to Mr. Dutcher's individual performance, the overall performance of the Corporation as measured against Corporate objectives, and the Committee's commitment to aligning the interests of the CEO with those of shareholders. The terms and conditions of the option awards are identical to those contained in grants to other officers. No new grants of restricted stock were awarded to the CEO in 1999.

     At this time the Committee has no formal, written plan for CEO compensation separate and apart from the Corporation's general compensation philosophy and the Incentive Compensation Plan. Until a plan specific to the CEO is developed, CEO compensation will be based on corporate and individual performance measured against established guidelines and objectives. Current guidelines and objectives are contained in the Corporation's 2000-2004 Strategic Plan, as approved by the Board.


                             Compensation Committee of the Board of Directors

                                          Dean Belbas, Chairman
                                          Donald C. Wegmiller
                                          Seymour J. Mansfield

PERFORMANCE GRAPH

     Set forth below is a graph showing the five-year cumulative returns through July 31, 1999 of Possis Medical, Inc. Common Stock as compared with the Nasdaq Stock Market Index (U.S. companies only) and a peer group index comprised of seven companies in the medical device industry with operations similar in size to Possis Medical, Inc. (the "Peer Group"). The graph assumes an investment of $100.00 in the Company's Common Stock in each of the indexes on July 31, 1994, and the reinvestment of all dividends.

     Possis Medical, Inc. is included in the Nasdaq Stock Market Index (U.S. companies only) and is similar in size and stage of commercialization as the other companies in the Peer Group. The Nasdaq Stock Market Index does not have an index specifically for medical devices. The Company believes that the following entities comprising the Peer Group are representative of the Company's current medical device operations: Angeion Corporation; Arrow International, Inc.; Cardima, Inc.; Micro Therapeutics, Inc.; Novoste Corporation; PLC Systems, Inc.; and Rochester Medical Corporation.

                         1994     1995     1996     1997     1998    1999
 Possis Medical, Inc    100.00   213.46   234.62   221.15   142.31  166.35
 Nasdaq US Index        100.00   140.40   152.98   225.75   265.76  380.09
 Peer Group Index       100.00   231.39   157.75   181.75   156.30  141.69



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Seymour J. Mansfield, a Director of the Corporation, is a shareholder in a law firm that performs legal services for the Corporation from time to time. The amount of fees paid by the Corporation during fiscal 1999 to Mr. Mansfield's law firm does not exceed five percent of that firm's gross revenues for its last full fiscal year. Mr. William C. Mattison, Jr. is a Principal of an investment banking firm that has performed services for the Corporation. No fees were paid by the Corporation to this firm during fiscal 1999.

             SECTION 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Executive Officers and Directors of the Corporation and persons who own more than 10% of a registered class of the Corporation's equity securities file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1999 and written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to its Executive Officers and Directors have been complied with, with the exception that the Form 3 Initial Statement of Beneficial Ownership of Securities, due for filing within ten (10) days of T.V. Rao's date of hire was not filed within the required time frame. This Form 3 was subsequently filed. The Corporation is aware of no person who owns more than 10% of the Corporation's Common Shares.


                                APPROVAL OF 1999
                             STOCK COMPENSATION PLAN
                               (Proposal Number 2)

     The Board of Directors is recommending that the shareholders approve the Possis Medical, Inc. 1999 Stock Compensation Plan (the "Plan"). The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting, retaining and providing incentives to employees, officers, consultants, independent contractors and non-employee directors. The Plan is intended to replace the 1992 Stock Compensation Plan. While no further options shall be granted under the 1992 Plan following shareholder approval of the 1999 Stock Compensation Plan, the 1992 Plan shall remain in effect until all options or awards granted pursuant thereto have been exercised or have expired or terminated by their terms.

     The Board adopted the Plan on September 15, 1999, subject to shareholder approval. The following description of the Plan is qualified in its entirety by the full text thereof, copies of which may be obtained without charge upon request to Irving R. Colacci, the Corporation's Secretary. If approved by the shareholders, the Plan will become effective on December 16, 1999. The market price of the Company's Common Stock as of October 20, 1999 was $8.125 per share.

     Administration.  The Plan is  administered by the Board of Directors of the
Company  or  a  Committee   appointed  by  the  Board  of   Directors.   Current
administration is by the Compensation Committee of the Board.

     Types of Compensation. The Plan authorizes awards of the following types of equity-based compensation: Incentive Stock Options (ISOs); Non-Qualified Stock Options (NQSOs); Stock Appreciation Rights (SARs); Restricted Stock and Restricted Stock Units; Performance Awards; Dividend Equivalents; Annual Grants of Stock Options to Directors; Stock Options to Directors in Lieu of Compensation for services rendered as Directors; other Stock Grants and Other Stock-Based Awards valued in whole or in part by reference to stock of the Corporation. No ISOs may be granted on or after December 15, 2009, nor shall such options remain valid beyond ten years following the date of grant. The following describes each type of award in greater detail:

     1. Stock Options. Stock Options may be granted for such number of shares as the Committee will determine and may be granted alone, in addition to, or in tandem with other awards under the Plan.

     Stock options will be exercisable at such times and subject to such terms and conditions as the Committee will determine and over a term to be determined by the Committee, which term will be no more than ten years after the date of grant. The option price for any Incentive Stock Option will not be less than 100% of the fair market value of the Corporation's common stock as of the date of grant. Payment of the option price may be in cash, shares of the Company, other securities, other awards under the Plan, other property, or any combination thereof having a fair market value on the exercise date equal to the relevant exercise price, or such other instrument or method as the Committee may accept. Stock options are not transferable other than by will or by the laws of descent and distribution. Upon the death of an employee, stock options will be exercisable by the deceased employee's representative.

     2. Stock Appreciation Rights. Stock Appreciation Rights ("SAR") may be granted either alone or in addition to other awards granted under the Plan and may, but need not, relate to all or part of any stock option granted under the Plan. SARs may be exercised in accordance with procedures established by the Committee as set forth in the applicable Award Agreement, subject to specific restrictions contained in the Plan.

     3. Restricted Stock. Restricted stock may be granted alone, in addition to, or in tandem with other awards under the Plan, and shall be subject to such restrictions as the Committee may determine.

     4. Performance Awards. Performance Awards may be granted to participants subject to the terms of the Plan and any applicable Award Agreement. A performance award granted under the Plan (i) may be denominated or payable in cash, shares (including, with limitation, restricted stock and restricted stock units), other securities, other awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award shall be determined by the Committee.

     5. Dividend Equivalents. The Dividend Equivalents may be granted to participants, subject to the terms of the Plan and any applicable Award Agreement, under which such participants shall be entitled to receive payments (in cash, shares, other securities, other awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of shares with respect to a number of shares determined by the Committee.

     6. Annual Stock Options to Directors. Directors of the Corporation who are not otherwise employees shall be granted annually, on January 2nd, options to purchase 3,000 shares of the Corporation's common stock. The option price will not be less than 100% of the fair market value of the Corporation's common stock as of the date of grant. Each option shall become exercisable in annual increments of 750 shares beginning on the first annual anniversary of the date of grant, shall be exercisable for ten years following the date of grant and shall be subject to the same terms and conditions as apply to other stock options granted under the Plan. Directors shall be entitled to receive awards under the Plan in addition to the award provided in this section, at the discretion of the Committee.

     7. Stock Options to Directors in Lieu of Fees. On or before June 1 of each year, each director who is not otherwise an employee of the Corporation shall be permitted to elect to receive fees that would otherwise be due for services rendered that year as a director in the form of discounted stock options. The exercise price of each option shall be 50% of the fair market value of the Corporation's common stock on the date of grant. The difference between 100% and 50% of the fair market value of the Corporation's common stock on the date of grant times the number of options granted shall equal the fees that would otherwise be due for services for the year immediately preceding the date of grant. The date of grant shall be January 2. Each option shall become exercisable in full six months following the date of grant, shall be exercisable for ten years following the date of grant and shall be subject to the same additional terms and conditions as apply to other stock options granted under the Plan. Directors shall be entitled to receive awards under the Plan in addition to the award provided in this section, at the discretion of the Committee.

     8. Other Stock-Based Awards. The Committee may also grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on the Corporation's common stock.

     Number of Shares. The total number of shares of stock reserved and available for distribution under the Plan shall initially be 2,000,000 shares of stock, a maximum of 2,000,000 of which may be issued as Incentive Stock Options. The total number of shares of stock reserved and available for distribution under the Plan shall be increased annually on August 1 by 2% of the number of shares of the Corporation's common stock outstanding at July 31 of each prior fiscal year.

     Eligibility. Under the Plan, only employees shall be eligible to be granted Incentive Stock Options ("ISOs") that are intended to qualify as ISOs pursuant to the Internal Revenue Code. All other grants under the Plan may be granted to officers, directors, consultants, and independent consultants.

     Amendment and Termination. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Plan may be amended, altered, suspended, discontinued, or terminated by the Board of Directors, except that the Board may not, without the approval of the Corporation's shareholders, increase the number of shares reserved for purposes of the Plan or authorize an increase in the total number of shares reserved for issuance upon exercise of Incentive Stock Options.

     Change in Control. In the event of a "Change in Control" or a "Potential Change in Control" of the Corporation, as those terms are defined in the Plan, the Board or the Committee may determine that any award, if so provided in the related Award Agreement, shall become fully exercisable and vested. The value of all outstanding awards may, at the Committee's discretion, be cashed out on the basis of the "Change in Control Price" as defined in the plan.

     Federal Income Tax Consequences. The following is a brief summary of the federal income tax consequences generally applicable to awards under the Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an ISO generally will have no taxable income upon exercising the ISO (except that a liability may arise pursuant to the alternative minimum tax), and the Corporation will not be entitled to a tax deduction when an ISO is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Corporation will be entitled at that time to a tax deduction for the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Corporation. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an ISO or by exercising a Nonqualified Stock Option or SAR. Generally, there will be no tax consequence to the Corporation in connection with disposition of shares acquired under an option, except that the Corporation may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable ISO holding periods set forth in the Code have been satisfied.

     With respect to other awards granted under the Plan that are payable either in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Corporation will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Corporation will be entitled at that time to a tax deduction for the same amount.

     Special rules may apply in the case of individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of the Corporation's tax deduction, are determined as of the end of such period.

     Under the Plan, the Committee may permit participants receiving or exercising awards, subject to discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee) to the Corporation to satisfy federal and state tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an award. The amount of any such bonus will be taxable to the participant as ordinary income, and the Corporation will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

     Shareholder Approval. The affirmative vote of a majority of the Common Stock of the Corporation present in person or by proxy and entitled to vote on approval of the Plan is required for approval of the proposed 1999 Stock Compensation Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 2 TO APPROVE ADOPTION OF THE PLAN. The enclosed Proxy will be so voted unless a contrary specification is made.



                      APPOINTMENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS
                             (Proposal Number Three)

     Deloitte & Touche LLP, independent certified public accountants, have been auditors of the accounts of the Corporation since July 31, 1960. They have been appointed by the Board of Directors of the Corporation for the purpose of auditing the Corporation's accounts in the current fiscal year. Shareholder approval of such appointment is requested. The Board of Directors considers such accountants to be well qualified.

     Representatives of the firm of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions.

     In the event that the appointment of Deloitte & Touche LLP should not be approved by shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time either this fiscal year or the next.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP. The enclosed Proxy will be so voted unless a contrary specification is made.


                              SHAREHOLDER PROPOSALS

     Pursuant to the Corporation's Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder's intent to bring a matter before the annual meeting no later than July 3, 2000. Each notice should be sent to the Secretary at the Corporation's executive offices, 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003, and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Corporation's Bylaws. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Management may use discretionary authority to vote against any shareholder proposal presented at the 2000 annual meeting if: 1) such proposal has been properly omitted from the Corporation's proxy materials under federal securities law; 2) notice of such proposal was not submitted to the Secretary of the Corporation at the address listed above by July 3, 2000; or 3) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of the Corporation's voting shares required to carry the proposal.

                                  MISCELLANEOUS

     The Board of Directors is aware of no matter, other than as described in the Notice, that will be presented for action at the Meeting. If, however, other matters do properly come before the Meeting, it is the intention of the person named in the Proxy to vote the proxied shares in accordance with his best judgment on such matters.


                                  OTHER MATTERS

     A copy of the Corporation's Annual Report on Form 10-K may be obtained without charge by any beneficial owner of the Corporation's Common Shares on the record date upon written request addressed to Russel E. Carlson, Vice President, Finance and Chief Financial Officer, Possis Medical, Inc., 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003.


                                     By Order of the Board of Directors



                                     IRVING R. COLACCI,
                                     Secretary

Dated:  November 1, 1999